UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 9, 2007
SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51602 (Commission File Number)	20-5715943 (I.R.S. Employer Identification No.)

3845 Corporate Centre Drive O’Fallon, Missouri (Address of principal executive offices)		63368 (Zip Code)
(636) 939-5100
(Registrant’s telephone number, including area code)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act.
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 9, 2007, Synergetics USA, Inc. (the “Company”) issued a press release announcing the appointment of Mr. Dave Dallam as its new Executive Vice President of Sales and Marketing. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.
     Prior to joining the Company, Mr. Dallam, age 55, served as Vice President and North American General Manager for Leica Microsystems, a producer of surgical microscopes for both opthalmic and neurosurgical applications, since 1996. In addition, he has held executive positions with Carl Zeiss and Storz Instrument Company, now the surgical division of Bausch & Lomb. Mr. Dallam holds a Bachelor of Arts degree in Chemistry and Mathematics from the University of Missouri and a Masters in Business Administration from the St. Louis University Graduate School of Business.
     As his compensation, Mr. Dallam shall receive a salary based on the achievement of sales objectives, with a target salary for 100% achievement at $215,000 per year. In addition, Mr. Dallam shall receive a bonus at the end of each fiscal quarter during which the Company achieves its sales objectives. The bonus will be paid in the form of $15,000 of the Company’s restricted common stock, granted at the closing sales price of the Company’s common stock on the last business day of the relevant fiscal quarter. The restricted stock shall vest over a five-year period. Pursuant to the terms of his employment, Mr. Dallam’s target salary for the first three months of employment and his first quarterly restricted stock bonus are guaranteed.
     Mr. Dallam will also be eligible to participate in the Company’s available health, dental and life insurance benefits programs and shall receive four weeks of paid vacation. In the event of a change in control, the Company shall pay Mr. Dallam his base salary for one year, and all shares of restricted common stock shall vest.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Synergetics USA, Inc. dated November 9, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 14, 2007

SYNERGETICS USA, INC. (Registrant)
By:	/s/ Pamela G. Boone
	Name:	Pamela G. Boone
	Title:	President and Chief Executive Officer

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